Exhibit 99.1

Intrepid Potash Provides Leadership Update

Bob Jornayvaz Steps Down as Chief Executive Officer and Director Following Extended Medical Leave of Absence

Denver, CO, October 4, 2024 -- Intrepid Potash, Inc. ("Intrepid,” “we," “the Company” or "our") (NYSE: IPI) today announced that Bob Jornayvaz has stepped down as Chief Executive Officer and as a Director of the Board following his extended medical leave of absence.

“We are thankful to Bob for his immeasurable contributions to the Company over the last two decades,” said Barth Whitham, Chair of the Board. “Bob led numerous initiatives that strengthened our customer relationships, modernized our operations, and capitalized on our unique position as the only domestic producer of potash. He took great pride in the Company and its contributions to the domestic and global agriculture industry. Bob and his family remain in our thoughts, and we continue to wish him well in his recovery.”

Intrepid’s Chief Financial Officer, Matt Preston, will continue to serve as acting principal executive officer as the Board of Directors’ search to identify a successor Chief Executive Officer remains ongoing. Mr. Whitham continued, “The Board’s search for a CEO is well underway. In the interim, we are pleased to continue to have Matt and the rest of the management team lead the execution of Intrepid’s strategic plan.”

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid’s mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts or RSS feeds for new postings.

Contact:
Evan Mapes, CFA, Investor Relations Manager
Phone: 303-996-3042
Email: evan.mapes@intrepidpotash.com